EXHIBIT 4(j)

WEYERHAEUSER COMPANY LIMITED
-and-
HARRIS TRUST COMPANY OF NEW YORK

_____________________________________________________________________________________
FIRST SUPPLEMENTAL INDENTURE TO
INDENTURE DATED AS OF JANUARY 15, 1996
November 1, 1999
_____________________________________________________________________________________

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION

Section 1.1	Definitions	3
Section 1.2	Supplemental Nature of Indenture	3
Section 1.3	Supplemental to Indenture	3
Section 1.4	Supplemental Indenture	3
Section 1.5	Confirmation	3

ARTICLE 2
AMENDMENTS

Section 2.1	Amendment	4

ARTICLE 3
CONFIRMATION

Section 3.1	Assumption of Liability	4

ARTICLE 4
GUARANTY OF WEYERHAEUSER

Section 4.1	Guaranty	4

ARTICLE 5
ACKNOWLEDGEMENT AND AGREEMENTS OF TRUSTEE

Section 5.1	Acknowledgements and Agreements	4
Section 5.2	Acceptance by Trustee	5

ARTICLE 6
MISCELLANEOUS

Section 6.1	Confirmation of Principal Indenture	5
Section 6.2	Conflict with Trust Indenture Act	5
Section 6.3	Further Assurances	5
Section 6.4	Successors and Assigns	5
Section 6.5	Severability	5
Section 6.6	No Third Party Beneficiaries	6
Section 6.7	Counterparts	6

(i)

THIS SUPPLEMENTAL INDENTURE made as of the 1st day of November, 1999.

BETWEEN:

WEYERHAEUSER COMPANY LIMITED, a
corporation amalgamated under the laws of Canada
(hereinafter called the “Corporation”)

OF THE FIRST PART

- and –

HARRIS TRUST COMPANY OF NEW YORK,
(Formerly Bank of Montreal Trust Company), a
corporation existing under the laws of the State of
New York (herein after called the "Trustee")

OF THE SECOND PART

WHEREAS:

A.
MacMillan Bloedel Limited (“MB”) and the Trustee entered into an indenture dated January 15, 1996 (the “Principal Indenture”), providing for the issuance from time to time, of MB’s unsecured debentures, notes, or other evidences of indebtedness (the “Securities”).

B.	As of the date hereof, there are issued and outstanding up to U.S. $150,000,000 6.75% Notes due February 15, 2006 and up to U.S. $150,000,000 7.70% Debentures due February 15, 2026.

C.
MB entered into a merger agreement dated as of June 20, 1999, as amended and restated (the “Merger Agreement”) with Weyerhaeuser Company (“Weyerhaeuser”) and Weyerhaeuser Company Limited, a corporation existing under the laws f the province of British Columbia (“Exchangeco”).

D.
Pursuant to the Merger Agreement, MB, Weyerhaeuser, Weyerhaeuser Holdings Limited and Exchangeco entered into a plan of arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (“CBCA”) pursuant to which, among other things, Exchangeco acquired all of the common shares of MB other than shares held by dissenting shareholders in accordance with the provisions of Arrangement (“MB Common Shares”).

E.	On the effective date of the Arrangement, holders of the MB Common Shares (excluding Exchangeco and holders who have exercised their rights of dissent in accordance with the provisions of the Arrangement) received non-voting exchangeable shares in the capital of Exchangeco (“Exchangeable Shares”) and/or common shares of Weyerhaeuser.

F.	Exchangeco is an indirect, wholly-owned subsidiary of Weyerhaeuser and was continued under the CBCA on November 1, 1999.

G.	MB and Exchangeco entered into an amalgamation agreement dated November 1, 1999, providing for the amalgamation of MB and Exchangeco under the CBCA to form the Corporation (the “Amalgamation”).

H.
Pursuant to Section 801 of the Principal Indenture, the Corporation is required to assume the due and punctual payment of the principal of and any premium and interest on all of the Securities and the performance or observance of every covenant of the Principal Indenture on the part of MB to be performed or observed.

I.
Immediately after the Amalgamation and after treating any indebtedness which becomes an obligation of MB or any Subsidiary as a result of the Amalgamation as having been incurred by MB or such Subsidiary at the time of the Amalgamation, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and is continuing.

J.	On the date of the Amalgamation, Section 1006 of the Principal Indenture shall not be applicable in respect of any Securities then outstanding.

K.
MB has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the Amalgamation and this Supplemental Indenture comply with Article 8 of the Principal Indenture and that all conditions precedent provided for in Section 801 of the Principal Indenture relating to the Amalgamation have been complied with.

L.
In addition, under Section 802 of the Principal Indenture, the successor Person formed by an amalgamation effected in accordance with Section 801 of the Principal Indenture shall succeed to, and be substituted for, and may exercise every right and power of, MB under the Principal Indenture with the same effect as if such successor Person had been named as the Company in the Principal Indenture, and thereafter.

M.	All things necessary have been done and performed to authorize the execution of this Supplemental Indenture and to make the same effective and binding upon the Corporation and the Trustee.

NOW THEREFORE, and it is hereby covenanted, agreed and declared as follows:

ARTICLE 1
INTERPRETATION
Section 1.1    Definitions
Unless defined herein or the context otherwise requires of specifies, all expressions and terms used in this Supplemental Indenture (including recitals) shall, for all purposes hereof have the same meaning as ascribed to such expressions and terms in the Principal Indenture.
Section 1.2    Supplemental Nature of Indenture
This Supplemental Indenture is an indenture supplemental to the Principal Indenture within the meaning of the Principal Indenture, and the Principal Indenture and this Supplemental Indenture shall be read together and have effect so far as practicable as though all the provisions thereof and hereof were contained in one instrument.
Section 1.3    Supplemental to Indenture
The Principal Indenture is hereby amended and supplemented by the provisions and, as so amended and supplemented, is herein referred to as the “Indenture”.
Section 1.4    Supplemental Indenture
The terms “this Supplemental Indenture” and similar expressions, unless the context otherwise specifies or requires, refer to this Supplemental Indenture and not to any particular article, section, subsection or other portion thereof, and include any and every instrument supplementary or ancillary hereto or in implement hereof. The terms “Indenture”, “hereto”, “herein”, “hereby”, “hereunder” and similar expressions refer to the Principal Indenture and every instrument supplemental or ancillary thereto or in implement thereof, including this Supplemental Indenture. The division on this Supplemental Indenture into articles, sections subsections and other portions thereof and the insertion of headings and the provision of a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Supplemental Indenture or the Principal Indenture. Unless the context otherwise requires or is inconsistent herewith, references herein to articles, sections or subsections are to articles, sections and subsections of this Supplemental Indenture.
Section 1.5    Confirmation
The parties to this Supplemental Indenture hereby acknowledge and confirm that, except as specifically amended by the provisions of this Supplemental Indenture, all the terms and conditions contained in the Principal Indenture are and remain in full force and effect, unamended, in accordance with the provisions thereof.

ARTICLE 2
AMENDMENTS
Section 2.1    Amendment
From the date hereof, “Company” in Section 101 of the Principal Indenture shall mean Weyerhaeuser Company Limited, a corporation organized under the laws of Canada, which has become the successor Person to MacMillan Bloedel Limited in accordance with the applicable provisions of the Principal Indenture.
ARTICLE 3
CONFIRMATION
Section 3.1    Assumption of Liability
The Corporation hereby covenants and agrees with the Trustee:

a)
to pay punctually when due the principal of, premium, if any, and interest on all of the Securities issued and certified under the Indenture and for the time being outstanding, according to their tenor, and all other amounts from time to time payable under the Indenture; and

b)
to observe and perform, duly and punctually, all the covenants and obligations of MacMillan Bloedel Limited under the Principal Indenture as fully and completely as if the Corporation had itself executed the Principal Indenture as party of the first part thereto and had expressly agreed to observe and perform the same.

ARTICLE 4
GUARANTY OF WEYERHAEUSER
Section 4.1    Guaranty
The Securities shall be guaranteed by Weyerhaeuser pursuant to a guaranty dated as of the date hereof substantially in the form attached hereto as Exhibit A.

ARTICLE 5
ACKNOWLEDGEMENT AND AGREEMENTS OF TRUSTEE
Section 5.1    Acknowledgement and Agreements
The Trustee hereby determines, acknowledges, confirms and agrees that this Supplemental Indenture has been entered into by the Corporation and the Trustee contemporaneously with the completion of the Arrangement.

Section 5.2    Acceptance by Trustee
The Trustee hereby accepts the trusts in this Supplemental Indenture declared and created and agrees to perform the same upon the terms and conditions hereinbefore set forth but subject to the provisions of the Principal Indenture as the same have been amended or supplemented by this Supplemental Indenture.
ARTICLE 6
MISCELLANEOUS
Section 6.1    Confirmation of Principal Indenture
The terms and provisions of the Principal Indenture, as amended and supplemented by this Supplemental Indenture, are in all respects confirmed. Upon the execution of this Supplemental Indenture under Article Nine of the Principal Indenture, the Principal Indenture shall be modified in accordance herewith, and this Supplemental Indenture shall form a part of the Principal Indenture for all purposes; and every Holder of Securities heretofore or hereafter authenticated and delivered under the Principal Indenture shall be bound hereby.
Section 6.2    Conflict with Trust Indenture Act
If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the “TIA”), that is required under the TIA to be part of and to govern any provision of this Supplemental Indenture, such provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, such provision of the TIA shall be deemed to apply to the Principal Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.
Section 6.3    Further Assurances
The parties hereto hereby covenant and agree to execute and deliver such further and other instruments and to take such further or other action as may be necessary of advisable to give effect to this Supplemental Indenture and the provisions hereof.
Section 6.4    Successors and Assigns
All covenants and agreements in this Supplemental Indenture by the Corporation or the Trustee shall bind their respective successors and assigns, whether so expressed or not
Section 6.5    Severability
If any provision of this Supplemental Indenture (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by the court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons of circumstances.
Section 6.6    No Third Party Beneficiaries
Nothing in this Supplemental Indenture express or implied, shall give to any Person, other that the parties hereto and their successors under the Principal Indenture and the Holders of the Securities, any benefit or any legal or equitable right, remedy of claim under the Principal Indenture.
Section 6.7 Notices
All demands, notices, approvals, consents, requests and other communications to the Company under the Principal Indenture of this Supplemental Indenture shall be in writing addressed to:

Treasurer	Overnight Delivery
Weyerhaeuser Company-CH 2E31	Treasurer
P.O. Box 2999	Weyerhaeuser Company – CH2E31
Tacoma, WA 98477-2999	33663 Weyerhaeuser Way South
Facsimile: 253-924-3543	Federal Way 98003

Section 6.8 Counterparts
This Supplemental Indenture may be executed in several counterparts (including counterparts by facsimile), each of which so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.
IN WITNESS WHEREOF the parties hereto have executed this Supplemental Indenture as of the date first written above.

WEYERHAEUSER COMPANY
LIMITED
By: /s/ Richard J. Taggert

HARRIS TRUST COMPANY
OF NEW YORK
By: /s/